Exhibit 99.1

FOR IMMEDIATE RELEASE

March 19, 2008

Contacts: (Analysts) Kris Wenker (763) 764-2607

(Media) Kirstie Foster (763) 764-6364

GENERAL MILLS REPORTS STRONG GROWTH IN FISCAL 2008 THIRD QUARTER

Net Sales Increased 12 Percent to $3.41 Billion

Net Earnings Totaled $1.23 per Share Including Certain Non-cash Items

Company Updates 2008 Full-year Guidance

MINNEAPOLIS, MINN.---General Mills (NYSE: GIS) today reported results for the third quarter of fiscal 2008. Net sales for the 13 weeks ended Feb. 24, 2008, rose 12 percent to $3.41 billion, fueled by 6 percent pound volume growth. Gross margin expanded to 39.8 percent of sales, as mark-to-market valuation of commodity positions, productivity and pricing offset significantly higher input costs. Segment operating profits grew 14 percent to $594 million including a 13 percent increase in consumer marketing investment. Net earnings grew 61 percent to $430 million including non-cash gains from mark-to-market valuation of commodity positions and a favorable ruling related to a tax contingency. (These non-cash items are discussed in the section titled Corporate Items below). Diluted earnings per share (EPS) totaled $1.23 including $0.36 from the commodity and tax items. Excluding these items, earnings per share would have totaled $0.87 in the quarter, up 18 percent from $0.74 per share a year ago.

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Chief Executive Officer Ken Powell said, “This was a terrific quarter for General Mills, fueled by continued strong demand for our products in markets all around the world.” Each of the company’s business segments reported net sales and operating profit growth for the quarter. These gains came on top of good growth in last year’s third quarter, when General Mills’ net sales grew 6 percent and earnings per share rose 9 percent.

Through the first nine months of fiscal 2008, General Mills’ net sales increased 8 percent to $10.18 billion, and pound volume grew 3 percent. Segment operating profits grew 7 percent to $1.89 billion. Net earnings through nine months grew 21 percent to $1.11 billion. Diluted EPS for the year-to-date totaled $3.19, including $0.39 from the non-cash commodity and tax items. Excluding these items, nine-month earnings per share would have totaled $2.80, up 10 percent from $2.55 last year.

“Our product innovation and consumer marketing investments are driving strong growth on the top line,” Powell said, “and cost-savings efforts, together with pricing actions, are offsetting significantly higher input costs and protecting our margins. This performance has us on pace to deliver strong sales and earnings growth for fiscal 2008 in total.”

U.S. Retail Segment Results

Third quarter net sales for General Mills’ U.S. Retail operations grew 9 percent to $2.30 billion, with gains recorded by every division. Pound volume grew 8 percent. Operating profits grew 9 percent to $486 million.

Snacks division net sales grew 16 percent, reflecting continued strong consumer demand for Nature Valley grain snacks, Fiber One bars and fruit snacks. Baking Products division net sales also rose 16 percent fueled by double-digit volume growth. Yoplait division net sales grew 14 percent led by Yoplait Light yogurt, Yo-Plus yogurt with probiotic cultures and fiber, and introductory shipments of new Fiber One yogurt. Meals division net

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sales rose 8 percent, reflecting growth by Progresso ready-to-serve soups and Green Giant frozen vegetables. Pillsbury USA division net sales also grew 8 percent, including gains by Pillsbury refrigerated dough products and Totino’s pizza rolls. Net sales for Big G cereals grew 3 percent, led by Cheerios varieties and the Fiber One cereal franchise. Net sales for the company’s Small Planet Foods organic business rose 14 percent.

Through nine months, U.S. Retail segment net sales increased 6 percent to $6.85 billion. Pound volume grew 3 percent. Operating profits increased 4 percent including product recall expenses and a 9 percent increase in consumer marketing investment year-to-date.

International Segment Results

Third-quarter net sales for General Mills’ consolidated international businesses grew 20 percent to $613 million. Pound volume contributed 4 points of growth, pricing and mix added 5 points of growth, and foreign currency exchange accounted for 10 points of the increase. Sales in Latin America / South Africa and in the Asia / Pacific region rose at strong double-digit rates. Net sales in Europe rose 17 percent. In Canada, sales grew 13 percent for the quarter primarily reflecting favorable currency exchange.

Through the first nine months, International net sales rose 20 percent to $1.88 billion, including 9 points of growth from foreign exchange. Operating profits rose 30 percent to $208 million.

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Foodservice Segment Results

Third-quarter net sales for the Bakeries and Foodservice segment grew 13 percent to $492 million, due to price increases and favorable mix. Pound volume essentially matched prior-year levels. Operating profits grew 68 percent to $56 million, reflecting gains associated with grain merchandising activities.

Through nine months, Bakeries and Foodservice net sales grew 6 percent to $1.45 billion and operating profits rose 16 percent to $138 million.

Joint Venture Summary

After-tax earnings from joint ventures totaled $30 million in the third quarter of 2008 compared to $16 million in the same period last year. This year’s results include a net gain of $11 million after tax primarily from the sale of property associated with the previously announced restructuring of Cereal Partners Worldwide (CPW) manufacturing plants in the United Kingdom. Last year’s third-quarter earnings from joint ventures included a $4 million after-tax charge associated with the restructuring.

Net sales for the company’s joint ventures increased to $298 million from $249 million in last year’s third quarter. CPW net sales grew 21 percent, and net sales for the company’s Haagen-Dazs joint ventures in Asia grew 10 percent. During the third quarter, the 8th Continent soymilk business was sold. Our after-tax share of the gain recorded in the third quarter was $2 million.

Through nine months, joint venture earnings totaled $80 million in 2008 compared to $58 million in 2007. These totals include a net $8 million after-tax gain from the CPW restructuring activities in 2008 and after-tax expense of $7 million last year.

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Corporate Items

Restructuring, impairment and other exit costs totaled $5 million in the quarter, compared to $1 million in the period a year ago. Total corporate unallocated items represented a net gain of $106 million in the quarter, compared to expense of $36 million last year. The gain this year reflects $151 million net mark-to-market gains on hedges on open commodity positions and current grain inventories. Net interest expense for the quarter was $103 million this year compared to $107 million last year. The effective tax rate for the quarter was 32.5 percent including a $30 million discrete benefit associated with a favorable court decision on a tax matter. Last year’s third quarter tax rate was 33.6 percent. The company now estimates its effective tax rate for the full year, including the discrete item discussed above, will be approximately 34.0 to 34.5 percent.

Cash Flow Highlights

Cash flow from operations totaled $914 million through February 2008, compared to $1.15 billion through the first nine months of 2007. Increased working capital, primarily higher inventory levels and prices, was the key driver of change from last year. Year-to-date capital expenditures totaled $299 million compared to $249 million in the same period last year. Dividends through nine months grew to $395 million. On March 10, 2008, the company announced an increase in the quarterly dividend rate to $0.40 per share, payable May 1, 2008, to shareholders of record April 10, 2008. During the third quarter, General Mills repurchased approximately 3 million shares of common stock at an average price of approximately $55 per share. Average diluted shares outstanding for the third quarter totaled 350 million, down 3 percent from last year’s third-quarter average.

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Outlook

In the fourth quarter of fiscal 2008, General Mills expects input costs to be above both current year-to-date and year-ago levels. The company also plans to make strong investments in consumer marketing activities, in order to help drive continued net sales momentum through the final quarter of this year and into fiscal 2009.

“Our businesses are healthy and growing, and financial results through the first nine months have exceeded our plans,” said Powell. “We have updated our earnings per share guidance for the full year, including an estimated $0.30 of non-cash commodity and tax items, to a range of $3.75 to $3.77 per share. Excluding the tax and commodity gains, our earnings guidance would be $3.45 to $3.47 per share.” In fiscal 2007, General Mills earned $3.18 per share.

Total company segment operating profit is a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure, operating profit, appears in the attached consolidated operating segment results schedule. Earnings per share excluding certain non-cash items is a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure (earnings per share) appears in Note 9 to the attached consolidated financial statements.

General Mills will hold a briefing for investors today, March 19, 2008, beginning at 8:30 a.m. EDT. You may access the web cast from General Mills’ corporate home page at www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption "Outlook" and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 24, 2008	Feb. 25, 2007	% Change	Feb. 24, 2008	Feb. 25, 2007	% Change
Net sales	$3,405.6	$3,053.6	11.5%	$10,181.0	$9,380.6	8.5%
Cost of sales	2,051.4	1,981.9	3.5%	6,339.4	5,965.6	6.3%
Selling, general, and administrative expenses	653.8	584.9	11.8%	1,926.7	1,765.2	9.1%
Restructuring, impairment, and other exit costs (income)	5.0	0.7	NM	22.3	(2.3)	NM

Operating profit	695.4	486.1	43.1%	1,892.6	1,652.1	14.6%

Interest, net	102.6	106.8	(3.9%)	331.8	322.3	2.9%

Earnings before income taxes and after-tax earnings from joint ventures	592.8	379.3	56.3%	1,560.8	1,329.8	17.4%
Income taxes	192.4	127.4	51.0%	531.0	468.1	13.4%
After-tax earnings from joint ventures	29.7	15.6	90.4%	79.7	58.1	37.2%

Net earnings	$430.1	$267.5	60.8%	$1,109.5	$919.8	20.6%

Earnings per share – basic	$1.28	$0.77	66.2%	$3.32	$2.65	25.3%

Earnings per share – diluted	$1.23	$0.74	66.2%	$3.19	$2.55	25.1%

Dividends per share	$0.39	$0.37	5.4%	$1.17	$1.07	9.3%

See accompanying notes to consolidated financial statements.

	Quarter Ended			Nine-Month Period Ended
	Feb. 24, 2008	Feb. 25, 2007	Basis Pt Change	Feb. 24, 2008	Feb. 25, 2007	Basis Pt Change
Comparisons as a % of net sales:

Gross margin	39.8%	35.1%	470	37.7%	36.4%	130
Selling, general, and administrative expenses	19.2%	19.2%	—	18.9%	18.8%	10
Operating profit	20.4%	15.9%	450	18.6%	17.6%	100
Net earnings	12.6%	8.8%	380	10.9%	9.8%	110

GENERAL MILLS, INC. AND SUBSIDIARIES

OPERATING SEGMENT RESULTS

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
In millions	Feb. 24, 2008	Feb. 25, 2007	% Change	Feb. 24, 2008	Feb. 25, 2007	% Change
Net sales:
U.S. Retail	$2,300.8	$2,107.7	9.2%	$6,853.5	$6,459.4	6.1%
International	612.8	509.8	20.2%	1,877.9	1,560.0	20.4%
Bakeries and Foodservice	492.0	436.1	12.8%	1,449.6	1,361.2	6.5%
Total	$3,405.6	$3,053.6	11.5%	$10,181.0	$9,380.6	8.5%

Operating profit:
U.S. Retail	486.2	447.0	8.8%	1,543.3	1,489.9	3.6%
International	52.2	42.2	23.7%	207.5	160.0	29.7%
Bakeries and Foodservice	56.1	33.4	68.0%	138.1	118.5	16.5%
Total segment operating profit	$594.5	$522.6	13.8%	$1,888.9	$1,768.4	6.8%

Unallocated corporate expense (income)	(105.9)	35.8	NM	(26.0)	118.6	NM
Restructuring, impairment, and other exit costs (income)	5.0	0.7	NM	22.3	(2.3)	NM
Operating profit	$695.4	$486.1	43.1%	$1,892.6	$1,652.1	14.6%

See accompanying notes to consolidated financial statements

	Quarter Ended			Nine-Month Period Ended
	Feb. 24, 2008	Feb. 25, 2007	Basis Pt Change	Feb. 24, 2008	Feb. 25, 2007	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	21.1%	21.2%	(10)	22.5%	23.1%	(60)
International	8.5%	8.3%	20	11.0%	10.3%	70
Bakeries and Foodservice	11.4%	7.7%	370	9.5%	8.7%	80
Total segment operating profit	17.5%	17.1%	40	18.6%	18.9%	(30)

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions)

	Feb. 24, 2008	Feb. 25, 2007	May 27, 2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$620.4	$475.7	$417.1
Receivables	1,148.8	1,012.5	952.9
Inventories	1,635.5	1,224.7	1,173.4
Prepaid expenses and other current assets	496.9	405.8	443.1
Deferred income taxes	56.7	148.1	67.2

Total current assets	3,958.3	3,266.8	3,053.7

Land, buildings, and equipment	2,964.2	2,910.7	3,013.9
Goodwill	6,749.1	6,787.5	6,835.4
Other intangible assets	3,758.1	3,685.6	3,694.0
Other assets	1,837.1	2,015.2	1,586.7

Total assets	$19,266.8	$18,665.8	$18,183.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$789.0	$658.3	$777.9
Current portion of long-term debt	1,578.0	844.7	1,734.0
Notes payable	2,434.5	2,176.8	1,254.4
Other current liabilities	1,339.6	1,968.7	2,078.8

Total current liabilities	6,141.1	5,648.5	5,845.1

Long-term debt	3,600.7	3,165.2	3,217.7
Deferred income taxes	1,401.3	1,807.9	1,433.1
Other liabilities	1,954.6	945.1	1,229.9

Total liabilities	13,097.7	11,566.7	11,725.8

Minority interests	242.3	1,137.9	1,138.8

Stockholders’ equity:
Common stock, 377.3, 502.3, and 502.3 shares issued, $0.10 par value	37.7	50.2	50.2
Additional paid-in capital	1,129.8	5,803.0	5,841.3
Retained earnings	6,460.2	5,650.1	5,745.3
Common stock in treasury, at cost, shares of 42.3, 156.1, and 161.7	(1,760.6)	(5,806.6)	(6,198.0)
Accumulated other comprehensive income (loss)	59.7	264.5	(119.7)

Total stockholders’ equity	5,926.8	5,961.2	5,319.1

Total liabilities and equity	$19,266.8	$18,665.8	$18,183.7

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 24, 2008	Feb. 25, 2007
Cash Flows – Operating Activities
Net earnings	$1,109.5	$919.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	348.7	313.0
After-tax earnings from joint ventures	(79.7)	(58.1)
Stock-based compensation	109.6	104.7
Deferred income taxes	(28.0)	13.1
Distributions of earnings from joint ventures	50.1	17.7
Pension, other postretirement, and postemployment benefit costs	(20.7)	(20.2)
Restructuring, impairment, and other exit costs (income)	7.8	(2.3)
Changes in current assets and liabilities	(536.8)	(124.3)
Other, net	(46.6)	(12.4)

Net cash provided by operating activities	913.9	1,151.0

Cash Flows – Investing Activities
Purchases of land, buildings, and equipment	(299.2)	(248.7)
Acquisitions	1.4	(81.7)
Investments in affiliates, net	5.3	(108.1)
Proceeds from sale of marketable securities, net of purchases	—	0.3
Proceeds from disposal of land, buildings, and equipment	11.7	13.9
Proceeds from disposal of businesses	—	12.3
Other, net	(13.2)	(2.9)

Net cash used by investing activities	(294.0)	(414.9)

Cash Flows – Financing Activities
Change in notes payable	1,171.4	655.5
Issuance of long-term debt	700.0	1,500.0
Payment of long-term debt	(480.0)	(2,049.0)
Settlement of Lehman Brothers forward purchase contract	750.0	—
Repurchase of Series B-1 limited membership interests in General Mills Cereals, LLC (GMC)	(843.0)	—
Repurchase of General Mills Capital, Inc. preferred stock	(150.0)	—
Proceeds from sale of Class A limited membership interests in GMC	92.3	—
Common stock issued	111.5	217.1
Tax benefit on exercised options	28.3	47.1
Purchases of common stock for treasury	(1,428.6)	(895.2)
Dividends paid	(395.0)	(376.7)
Other, net	(3.8)	(8.2)

Net cash used by financing activities	(446.9)	(909.4)

Effect of exchange rate changes on cash and cash equivalents	30.3	1.6
Increase (decrease) in cash and cash equivalents	203.3	(171.7)
Cash and cash equivalents – beginning of year	417.1	647.4

Cash and cash equivalents – end of period	$620.4	$475.7

Cash Flow from Changes in Current Assets and Liabilities
Receivables	$(165.3)	$(129.3)
Inventories	(442.9)	(175.0)
Prepaid expenses and other current assets	(48.7)	9.0
Accounts payable	6.7	(55.9)
Other current liabilities	113.4	226.9

Changes in current assets and liabilities	$(536.8)	$(124.3)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include certain information and disclosures required for comprehensive financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the quarterly and nine-month periods ended February 24, 2008, are not necessarily indicative of the results that may be expected for the fiscal year ending May 25, 2008.

(2)

Unallocated corporate items totaled $105.9 million of income in the third quarter of fiscal 2008 compared to $35.8 million of expense in the same period in fiscal 2007. The change is primarily due to gains of $87.2 million from hedges on open commodity positions, and $64.0 million from the revaluation of our grain inventories to market.

For the nine-month period ended February 24, 2008, unallocated corporate items totaled $26.0 million of income, compared to $118.6 million of expense for the same period last year. The change is primarily due to gains of $99.3 million from hedges on open commodity positions, and $68.8 million from the revaluation of our grain inventories to market. We also recognized a previously deferred gain on the sale of a corporate investment of $10.8 million in fiscal 2008. These items were partially offset by $17.4 million of accelerated depreciation on long-lived assets associated with our previously announced restructuring action at our plant in Trenton, Ontario, and $10.9 million of costs related to the remarketing of minority interests as discussed in Note 5 below.

(3)

During the third quarter of fiscal 2008, we recorded an additional charge of $2.8 million related to previously announced Bakeries and Foodservice restructuring actions. This amount consisted entirely of employee severance related to administrative positions impacted by these restructurings.

During the nine-month period ended February 24, 2008, we took additional restructuring actions beyond the item described above. We approved a plan to transfer Old El Paso production from our Poplar, Wisconsin facility to other plants and close the Poplar facility to improve capacity utilization and reduce costs. This action resulted in a charge of $2.7 million consisting entirely of employee severance. Due to declining financial results, we decided to exit our frozen waffle product line (retail and foodservice) and to close our waffle plant in Allentown, Pennsylvania. We recorded a charge of $10.8 million related to this closure. We completed an analysis of the viability of our Bakeries and Foodservice frozen dough facility in Trenton, Ontario, and will close the facility. We recorded a $9.8 million charge related to this action. We also incurred a $17.4 million non-cash charge related to accelerated depreciation on long-lived assets at our Trenton, Ontario plant. The accelerated depreciation charges are recorded in cost of sales in our Consolidated Statements of Earnings, and in unallocated corporate expenses in our Schedule of Operating Segment Results. We restructured our production scheduling and discontinued our cake product line at our Chanhassen, Minnesota Bakeries and Foodservice plant. We recorded a charge of $3.0 million as a result of these actions. We also completed the sale of our previously closed Vallejo, California plant and recorded a gain of $7.1 million.

During the nine-month period ended February 25, 2007, we recorded income related to restructuring and other exit activities of $2.3 million. We sold our previously closed plant in San Adrian, Spain, resulting in a gain of $8.1 million. We incurred a $5.9 million loss associated with the divestiture of our par-baked bread product line, including its plants in Chelsea, Massachusetts and Tempe, Arizona.

(4)

During the third quarter, CPW recorded a gain related to a previously announced restructuring action, primarily from the sale of a manufacturing facility. Our after-tax share of that net gain was $14.2 million. In addition, CPW recorded new restructuring and impairment charges during the third quarter. Our after-tax share of those charges was $3.1 million. During the third quarter, the 8th Continent soy milk business was sold. Our 50 percent share of the after-tax gain on the sale was $2.2 million, of which $1.7 million was recorded in the third quarter. We will record an additional after-tax gain of up to $0.5 million in the first quarter of fiscal 2010 if certain conditions related to the sale are satisfied. These items are all recorded in after-tax earnings from joint ventures in our Consolidated Statements of Earnings.

(5)

On August 7, 2007, we repurchased for a net amount of $843.0 million all of the outstanding Series B-1 limited membership interests (Series B-1 Interests) previously issued by our GMC subsidiary as part of a required remarketing of those interests. The purchase price reflected the Series B-1 Interests’ original capital account balance of $835.0 million and $8.0 million of capital account appreciation attributable and paid to the third party holder of the Series B-1 Interests. The capital appreciation paid to the third party holder of the Series B-1 Interests was recorded as a reduction to retained earnings, a component of stockholders’ equity, on the Consolidated Balance Sheets, and reduced net earnings available to common stockholders in our basic and diluted earnings per share calculations. We used commercial paper to fund the repurchase.

We and the third party holder of all of GMC’s outstanding Class A limited membership interests (Class A Interests) agreed to reset, effective on June 28, 2007, the preferred rate of return applicable to the Class A Interests to the sum of 3 month LIBOR plus 65 basis points. On June 28, 2007, we also sold $92.3 million of additional Class A Interests to the same third party. There was no gain or loss associated with these transactions. As of February 24, 2008, the carrying value of all outstanding Class A Interests on our Consolidated Balance Sheets was $242.3 million, and the capital account balance of the Class A Interests upon which preferred distributions are calculated was $248.1 million.

On June 28, 2007, we repurchased for $150.0 million all of the outstanding Series A preferred stock of our subsidiary General Mills Capital, Inc. using proceeds from the sale of the Class A Interests and commercial paper. There was no gain or loss associated with this repurchase.

(6)	Basic and diluted earnings per share (EPS), including the impact of the adoption of SFAS 123R in fiscal 2007, were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In millions, except per share data	Feb. 24, 2008	Feb. 25, 2007	Feb. 24, 2008	Feb. 25, 2007
Net earnings – as reported	$430.1	$267.5	$1,109.5	$919.8
Capital appreciation paid on Series B-1 interests in GMC (a)	—	—	(8.0)	—
Net earnings for basic and diluted EPS calculations	$430.1	$267.5	$1,101.5	$919.8

Average number of common shares – basic EPS	337.0	345.3	331.7	347.1
Incremental share effect from:
Stock options	10.1	11.1	10.6	10.3
Restricted stock, restricted stock units, and other	2.6	2.3	2.7	1.9
Forward purchase contract (b)	—	1.2	0.7	0.8
Average number of common shares – diluted EPS	349.7	359.9	345.7	360.1

Earnings per share - basic	$1.28	$0.77	$3.32	$2.65
Earnings per share - diluted	$1.23	$0.74	$3.19	$2.55

(a)	See Note 5.

(b)	On October 15, 2007, we settled a forward purchase contract with Lehman Brothers Holdings, Inc. by issuing 14.3 million shares of common stock in exchange for $750 million cash.

(7)

As of the beginning of fiscal 2008, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” Upon adoption, we recorded a $218.1 million reduction to accrued taxes within other current liabilities, a $151.9 million reduction to goodwill, a $57.8 million increase to additional paid-in capital and an $8.4 million increase to retained earnings. In addition, we had gross unrecognized tax benefit liabilities of $535.0 million that we reclassified from other current liabilities to other liabilities.

(8)

The effective tax rate for the third quarter of fiscal 2008 was 32.5 percent compared to 33.6 percent for the third quarter of fiscal 2007. The 1.1 percentage point decrease in the effective tax rate is primarily due to a favorable U.S. Federal District Court decision on an uncertain tax matter, which more than offset an increase in the rate as more income was earned in higher tax jurisdictions. The Internal Revenue Service (IRS) has appealed the District Court decision, and accordingly, its ultimate resolution is subject to change.

The effective tax rate for the nine-month period ended February 24, 2008 was 34.0 percent compared to 35.2 percent for the same period of fiscal 2007. The 1.2 percentage point decrease in the effective tax rate is primarily the result of the favorable District Court decision discussed in the preceding paragraph.

(9)

We have included in this release a measure that is not defined by generally accepted accounting principles (diluted earnings per share excluding certain items). We believe that this measure provides useful supplemental information to assess our operating performance. This measure should be viewed in addition to, and not in lieu of, our diluted earnings per share as calculated in accordance with generally accepted accounting principles.

	Quarter Ended		Nine-Month Period Ended
Per share data	Feb. 24, 2008	Feb. 25, 2007	Feb. 24, 2008	Feb. 25, 2007
Diluted earnings per share, as reported	$1.23	$0.74	$3.19	$2.55
Less: Mark-to-market net gains from hedges on open commodity positions and grain inventories (a)	0.27	—	0.30	—
Less: Reduction in tax reserve (b)	0.09	—	0.09	—

Diluted earnings per share, excluding certain commodity gains and income tax adjustment	$0.87	$0.74	$2.80	$2.55

(a)	See Note 2.
(b)	See Note 8.